Contact:
Ms. Fanny P. Narvaez Marin

Promotora Valle Hermoso, Inc

Vice President US Operations

Phone: 800 377-2137

Email: info@promotoravh.com

Promotora Valle Hermoso announces the Appointment of a New President and CEO

Orlando, Florida, March 1, 2007 /Prime Zone/ -- Promotora Valle Hermoso (OTC BB: PVLH - News), one of the leading providers of housing solutions in Ecuador, today announced that on February 28, 2007 the Board of Directors of the Company passed a resolution to name Ramon Rosales as the new President and CEO of the Promotora Valle Hermosa Inc..

Mr. Rosales has an extensive business resume as the CFO of Halliburton Ecuador for over 15 years overseeing such Halliburton Corporation subsidiaries as Halliburton Ecuador and the branches Walex, Otis and MI Overseas. After his carrier at Halliburton Mr. Rosales opened his own oil consulting company Progetrol in 1995, he also between 1997-2003 was also 20% owner and CFO of Blader Inc, a service oil company specialized in hydro-pumps whose main client was Petroproducton Ecuador, the largest state owned Oil Corporation, also multinationals companies such as Occidental Petroleum, Perenco Corporation, City Petroleum Corporation and others.

Maria Fernanda Rosales, the current President and CEO, will remain with the organization as the Chief Financial Officer with Maria Gracia Rosales assuming the position of Chief Operations Officer, Secretary and Treasurer of the Company. Fanny Patricia Marin has resigned from the board of directors and will remain as the company Vice President US Operations.

The Company CFO commented: “We are very excited to have someone of Mr. Rosales’s experience join our growing Company. I am confident that Mr. Rosales will soon be recognized as one of the leading experts on quality and process improvement in our industry. As we continue to build upon a solid infrastructure and client base, Mr. Rosales will be instrumental in bringing additional value-added complements to the market that will benefit the Company and increase our shareholder value.”

About Promotora Valle Hermoso:

Promotora Valle Hermoso invests financial resources in housing projects in Quito, Ecuador and its suburbs. Its goal is to build real estate which offers comfort and space to families preferring a lifestyle in a harmonious and peaceful environment. Housing inner-areas have natural lighting, resulting in energy savings, and are equipped with modern technology installations.

Promotora Valle Hermoso targets a housing deficit of 1,200,000 houses in a country that has a yearly growth of just 60,000 housing solutions. The efficient structure of Promotora Valle Hermoso allows building fast economy housing and targets providing the middle-class population with affordable living.

More detailed information on the housing projects can be found on the Promotora Valle Hermoso corporate website: http://www.promotoravh.com/indexe.html.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (within the meaning of Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward- looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this press release. We undertake no obligation to revise or update any forward- looking statements in order to reflect any event or circumstance that may arise after the date of the press release.